Exhibit 10.1

NEW MOUNTAIN NET LEASE TRUST
INDEPENDENT TRUSTEE COMPENSATION POLICY

Effective Date

On December 16, 2024, the Board of Trustees (the “Board”) of New Mountain Net Lease Trust (the “Company”) adopted this Independent Trustee Compensation Policy (the “Policy”), to be effective as of December 16, 2024. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the New Mountain Net Lease Trust Restricted Share Unit Award Agreement (substantially in the form approved by the Board from time to time) (the “Restricted Share Agreement”).

Eligibility

This Policy shall apply to trustees of the Company who meet the requirements set forth for an “independent trustee” in the Company’s Declaration of Trust, as in effect from time to time (each, an “Independent Trustee”).

Compensation

Subject to the terms set forth below, the following shall remain in effect until changed by the Board (collectively, the “Compensation”):

Annual Cash Retainer:	$75,000
Annual Equity Retainer:	$25,000
Annual Audit Committee Chairperson Retainer:	$10,000

Payment, Timing and Form of Compensation

Annual Audit Committee Chairperson Retainer. The Annual Audit Committee Chairperson Retainer shall be paid quarterly in cash in advance, taking into account any required proration as described below, prior to the beginning of the calendar quarter to which the Compensation relates.

Annual Retainer.

•	2024 Service Period. For service to the Board during the period commencing on the date hereof (the “Effective Date”) through the year ending December 31, 2024 (the “2024 Service Period”), each Independent Trustee shall not be entitled to any compensation.

•	Retainer for 2025 Service Period. For service to the Board during the period commencing on January 1, 2025 through the year ending December 31, 2025 (the “2025 Service Period”), each Independent Trustee shall be entitled to (i) a cash retainer of seventy-five thousand dollars ($75,000) and (ii) twenty-five thousand dollars ($25,000) payable in the form of RSUs granted on the date of the initial closing of the Company's continuous private offering of its Common Shares (the “RSU Grant Date”), with the number of RSUs calculated based on the fair market value of a Class E Share as of RSU Grant Date, and taking into account any required proration as described below, payable quarterly in advance; provided that the payments for the first quarter of the 2025 Service Period shall be paid in January 2025. The RSUs shall vest, subject to continued Board service, on the first anniversary of the RSU Grant Date and have such other terms and conditions as set forth in the Restricted Share Agreement and as described below. Unless deferred, as provided below, the RSUs will settle and be paid to the Independent Trustees in the form of Class E Shares on the vesting date.

•	Annual Retainer for Subsequent Service Years. For annual service to the Board following the 2025 Service Period and for every year of Board service thereafter (each, a “Service Year”), each Independent Trustee will be entitled to, as set forth above, (i) an Annual Cash Retainer of seventy-five thousand dollars ($75,000), payable quarterly in advance, and (ii) twenty-five thousand dollars ($25,000) payable in the form of RSUs granted on as soon as practicable following January 4 of such Service Year (the “RSU Grant Date”), taking into account any required proration as described below. The RSUs shall vest, subject to continued Board service, on the first anniversary of the RSU Grant Date and have such other terms and conditions as set forth in the Restricted Share Agreement and as described below. Unless deferred, as provided below, the RSUs will settle and be paid to the Independent Trustees in the form of Class E Shares on the vesting date.

Terms and Conditions of Compensation.

•	Proration of all Compensation for Partial Service Year. If an Independent Trustee becomes an Independent Trustee after the commencement of a given Service Year, then his or her Compensation shall be prorated based on the number of calendar quarters remaining for the Independent Trustee to serve on the Board during the Service Year following the date of the Effective Date.

•	Certain RSU Terms:

o	RSU Vesting. Unless and until provided otherwise by the Board, the RSUs granted pursuant to this Policy and the Restricted Share Agreement shall vest and be settled in Class E Shares on the one-year anniversary of the RSU Grant Date, provided that the Independent Trustee is providing services to the Company as a trustee on such vesting date. Notwithstanding the foregoing vesting schedule, the RSUs shall become fully vested on the earlier occurrence of: (i) the termination of the Independent Trustee’s service as a trustee of the Company due to his or her death or Disability; or (ii) a Change in Control. If the Independent Trustee’s service as a trustee of the Company terminates other than as described in clause (i) or (ii) of the foregoing sentence, then the Independent Trustee shall forfeit all of his or her right, title and interest in and to any unvested RSUs of the date of such termination from the Board and such RSUs shall be forfeited to the Company without further consideration or any act or action by the Independent Trustee.

o	Deferred Settlement of RSUs. At the election of each Independent Trustee, the settlement and delivery of the Class E Shares underlying his or her RSUs may be deferred beyond the vesting date to a later date or until the Independent Trustee’s separation from service on the Board by delivery of a valid Deferral Election Form (substantially in the form approved by the Board from time to time) to the Chief Financial Officer of the Company prior to the deadline set forth on such Deferral Election Form. The Deferral Election Form will be irrevocable. If an Independent Trustee fails to deliver a Deferral Election Form prior to the RSU Grant Date, his or her RSUs will be settled in Class E Shares on the vesting date set forth in the Independent Trustee’s RSU Agreement.

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